Exhibit 99.2

NIC Declares Special Cash Dividend of $0.25 Per Share

OLATHE, Kan.--(BUSINESS WIRE)--October 26, 2011--NIC Inc., (NASDAQ: EGOV) the premier provider of official eGovernment services, today announced that its Board of Directors declared a special cash dividend of $0.25 per share on October 24, 2011, payable on January 3, 2012, to stockholders of record on December 19, 2011. The dividend payout will total approximately $16.2 million based on the current number of shares outstanding.

“NIC’s growth and financial strength has allowed us the flexibility to continue to return capital to stockholders,” said Harry Herington, CEO and Chairman of the Board. “Over the past five years we have returned more than $130 million to stockholders in the form of special cash dividends.”

About NIC

NIC is the nation's leading provider of official government websites, online services, and secure payment processing solutions. The company's innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. The family of NIC companies provides eGovernment solutions for more than 3,000 federal, state, and local agencies across the United States. Additional information is available at http://www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include statements regarding the Company’s potential financial performance for the current fiscal year, and statements regarding continued implementation of NIC’s business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, NIC’s ability to successfully integrate into its operations recently awarded eGovernment contracts; NIC’s ability to successfully increase the adoption and use of eGovernment services; the possibility of reductions in fees or revenues as a result of budget deficits, government shutdowns or changes in government policy; the success of the company in signing contracts with new states and federal government agencies, including continued favorable government legislation; NIC’s ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; and general economic conditions and the other important cautionary statements and risk factors described in NIC's 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2011 and in NIC’s Quarterly Reports on Form 10-Q filed with the SEC in 2011. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

CONTACT:
NIC
Angela Skinner, 913-754-7054
Director of
Corporate Communications
askinner@nicusa.com